UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 22, 2011

 LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Technology Drive
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

As a result of the expenses Lantronix, Inc. (the “Company”) has incurred regarding the recently concluded independent investigation (as described under Item 8.01), the Company has determined that it likely has fallen out of compliance with a tangible net worth financial covenant in its Loan and Security Agreement with Silicon Valley Bank.  In the absence of a waiver of such a breach of covenant by Silicon Valley Bank, the Company could be determined to be in default of the Loan and Security Agreement, and in the event of default, Silicon Valley Bank would have the right to demand immediate repayment of the Company’s outstanding loan balance.  The Company’s current outstanding loan balance under the Loan and Security Agreement is approximately $1.5 million.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers (a) and (b) Resignation of Directors and Officers

Jerry D. Chase has voluntarily resigned as the President and Chief Executive Officer and a member of the Board of Directors (the “Board”) of the Company effective June 30, 2011.  Mr. Chase has set forth his reasons for resigning in a letter dated June 23, 2011 delivered to the Board which is attached as Exhibit 17.1.  Mr. Chase has entered into a form of separation agreement and release with the Company which is described under Item 5.02(e) below.  As set forth in the separation agreement, Mr. Chase has agreed to provide consulting services to the Company to assist in the transition of his responsibilities for a period of 90 days after the effective date of his resignation (i.e., until September 30, 2011).

Larry Sanders has resigned as a director and Chairman of the Board (and membership on the Compensation and Nominating and Governance committees of the Board) effective at the close of business on June 24, 2011.  Mr. Sanders has set forth his reason for resigning in a resignation notice dated June 23, 2011 addressed to the Board which is attached as Exhibit 17.2.  As described under Item 5.02(c) below, Mr. Sanders has accepted the role of Interim Chief Executive Officer of the Company effective June 24, 2011.

Reagan Y. Sakai has voluntarily resigned as the Company’s Chief Financial Officer and Secretary effective June 30, 2011.  Mr. Sakai has entered into a form of separation agreement and release with the Company which is described under Item 5.02(e) below.  As set forth in the separation agreement, Mr. Sakai has agreed to provide consulting services to the Company to assist in the transition of his responsibilities for a period of 90 days after the effective date of his resignation (i.e., until September 30, 2011).

(c) Appointment of Interim Officers

The Board has appointed Larry Sanders as the Interim Chief Executive Officer of the Company effective June 24, 2011.  Mr. Sanders has agreed to serve in this capacity to assist the Company during a period of transition in the Company’s operations and the recruitment of executive personnel.  Mr. Sanders, age 65, has served as a director of the Company since December, 2007, and most recently as Chairman of the Board from December 15, 2010 until his resignation from that position effective at the close of business on June 24, 2011 (see Item 5.02 (a) and (b) above).  Mr. Sanders was a director at five companies prior to joining Lantronix and also serves on the boards of several civic and charitable organizations.  Mr. Sanders was previously the Chief Executive Officer of Sanera Systems, a startup storage networking company, that was acquired in 2003, from September 2002 to June 2003.  Prior to that, he held Chief Executive Officer positions at Crossroads Systems Corporation from 2000 to 2002 and Fujitsu Computer Products of America from 1995 to 1999.  Mr. Sanders moved to Singapore in 1994 to serve as Vice President, International for Conner Peripherals, a disk drive manufacturer.  From 1984 until 1993, Mr. Sanders held a number of senior management positions, including Senior Vice President of Sales and Marketing and Group President, at Calcomp, a wholly owned subsidiary company of Lockheed Corporation.  Mr. Sanders began his career with IBM Corporation, where he worked for 13 years and held a number of sales, marketing and general management positions.  Mr. Sanders has nine years of CEO experience and his past service as a director of three public and three private companies provide him with the experience to be an effective Interim CEO.  His extensive background in sales and marketing provides functional expertise in those areas for the Company.  Within the past five years, Mr. Sanders has also served on the Board of Directors of Xantrex Technology, Inc (2005 to 2009).

The Board has appointed James Kerrigan as the Interim Chief Financial Officer of the Company effective June 24, 2011.  Mr. Kerrigan has agreed to serve in this capacity while the Company conducts a search for a new Chief Financial Officer.  Mr. Kerrigan, age 75, previously served as Interim Chief Financial Officer and Chief Financial Officer during two previous tenures with the Company, in 1999 and from 2002 to 2006, after which he retired.  Earlier in his career, he served as Chief Financial Officer for multiple private and public companies, including public companies Wham-O Mfg. Co., Ceradyne, Inc. and PDA Engineering.

(e) Entry into Separation Agreements with Jerry D. Chase and Reagan Y. Sakai

On June 22, 2011, the Company entered into a formal separation agreement and release with Jerry D. Chase (the “Chase Agreement”).  Pursuant to the Chase Agreement, Mr. Chase has resigned from his positions as President and Chief Executive Officer and member of the Board effective June 30, 2011 (the “Chase Termination Date”).  Following the Chase Termination Date, Mr. Chase will serve as a consultant to the Company through September 30, 2011 (the “Chase Consulting Period”).  During the Chase Consulting Period, Mr. Chase will provide consulting services to the Company at a rate of less than 20% of the rate of services Mr. Chase previously performed.  The Company will pay Mr. Chase for his consulting services at Mr. Chase’s rate of base salary previously in effect, for a total of $90,000 during the consulting period.  The Company will also pay the COBRA premiums of Mr. Chase and his dependents during the Chase Consulting Period, subject to Mr. Chase timely electing COBRA continuation.  Following the Chase Consulting Period:  (i) Mr. Chase will receive as severance ongoing cash payments in the aggregate amount of $610,000 paid in three months’ arrears on January 1, 2012, with the balance paid ratably through September 30, 2012 in accordance with the payroll practices of the Company; (ii) the post-termination exercise periods of Mr. Chase’s stock options covering the Company’s common stock, other than the void stock options purportedly granted to Mr. Chase in September 2009 (the “Chase Void Options”), will be extended to one year; (iii) all of Mr. Chase’s  equity compensation awards, other than the Chase Void Options, will accelerate and fully vest, (iv) the Company will continue making COBRA premium payments through December 31, 2011, and (v) in lieu of COBRA payments in 2012, pay Mr. Chase an amount equal to $3,065 monthly through June 30, 2012.  Mr. Chase’s legal fees related to the Chase Agreement will be reimbursed up to $10,000.  The Chase Agreement also includes, among other terms, a mutual release of claims, as well as continued confidentiality obligations by Mr. Chase.

On June 23, 2011, the Company entered into a formal separation agreement and release with Reagan Y. Sakai (the “Sakai Agreement”).  Pursuant to the Sakai Agreement, Mr. Sakai has resigned from his position as Chief Financial Officer and Secretary effective June 30, 2011 (the “Sakai Termination Date”).  Following the Sakai Termination Date, Mr. Sakai will perform consulting services to the Company through September 30, 2011 (the “Sakai Consulting Period”).  During the Sakai Consulting Period, Mr. Sakai will provide consulting services to the Company at a rate of less than 20% of the rate of services Mr. Sakai previously performed.  The Company will pay Mr. Sakai for his consulting services at Mr. Sakai’s rate of base salary previously in effect, for a total of $62,500.  The Company will also pay the COBRA premiums of Mr. Sakai and his dependents during the Sakai Consulting Period, subject to Mr. Sakai timely electing COBRA continuation.  Following the Sakai Consulting Period:  (i) Mr. Sakai will receive as severance ongoing cash payments in the aggregate amount of $213,590 paid ratably over nine months from the end of the Sakai Consulting Period in accordance with the payroll practices of the Company; (ii) the post-termination exercise periods of Mr. Sakai’s stock options covering the Company’s common stock, other than the void stock options purportedly granted to Mr. Sakai in September 2009 (the “Sakai Void Options”), will be extended to the earlier of 18 months or the original maximum term of the stock options; (iii) all of Mr. Sakai’s  equity compensation awards, other than the Sakai Void Options, will accelerate and fully vest; (iv) the Company will pay the COBRA premiums of Mr. Sakai and his dependents through December 31, 2011, subject to Mr. Sakai timely electing COBRA continuation.  Mr. Sakai’s legal fees related to the Sakai Agreement will be reimbursed up to $15,000.  The Sakai Agreement also includes, among other terms, a mutual release of claims, as well as continued confidentiality obligations by Mr. Sakai.

The foregoing description of the Chase Agreement and the Sakai Agreement is qualified in its entirety by reference to the Chase Agreement and the Sakai Agreement which are attached as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 8.01	Other Events

An independent investigation of certain allegations asserted by Bernhard Bruscha, a director of the Company, in a letter (the “Letter”) received by the Audit Committee on February 14, 2011 has been concluded.  The investigation was conducted by independent outside counsel under the direction of the Audit Committee.  A summary of the findings of the investigation with respect to these allegations, which have previously been disclosed on a Form 8-K filed with the United States Securities and Exchange Commission on April 14, 2011, are discussed below.

The Company currently believes that the findings of fact relating to the investigation will not have any material impact on the Company’s previously reported financial statements.  However, the final determination of the impact of the investigation on the Company’s financial statements is subject to review by the Company’s outside auditors.

The first allegation suggested that excess travel expenses may have been inappropriately approved and paid to a former member of the Company’s board of directors in violation of the Company’s travel and entertainment policy (the “Policy”).  The investigation determined that Jerry Chase, the Company’s Chief Executive Officer and President, and Reagan Sakai, the Company’s Chief Financial Officer and Secretary, improperly approved certain expense reimbursement requests submitted by the former director that were not in compliance with the terms and guidelines set forth in the Policy.  The excess reimbursements were primarily related to the class of service for airline travel and the established level of hotel room expenses.  The investigation determined that the approval of the expenses for the former board member represented a failure to comply with the Company’s internal controls regarding Board travel expense reimbursements.

The investigation also determined that Mr. Sakai approved the exclusion of the former director’s travel expenses on Internal Revenue Service Form 1099 for tax years 2008 and 2009.  The investigation determined that the exclusion of the former director’s travel expenses from his Form 1099 differed from the Company’s practices with respect to the reporting of other Board members’ travel expenses, and therefore was improper.  The investigation did not find that the exclusion of the former director’s reimbursed expenses on his Form 1099 violated Internal Revenue Service rules or resulted in the under-reporting of income by the former director.

The second allegation suggested that certain stock option grants made to Mr. Chase and Mr. Sakai, specifically grants exercisable for 780,898 shares and 451,909 shares,1 respectively, of the Company’s Common Stock (on a pre 6-to-1 reverse stock split basis) (the “NEO Grants”) may not have been validly granted during the fiscal year ended June 30, 2010.  The investigation determined that the NEO Grants, which were granted by the Compensation Committee (the authorized corporate body to award stock options), exceeded the annual limitation on the number of stock options that could be granted to an individual in a single year contained in the Company’s 2000 Stock Plan (the “Grant Limitation”), which was 400,000 options, and therefore were invalid.  Mr. Chase and Mr. Sakai have voluntarily relinquished any rights they may have to the NEO Grants.

The investigation also determined that the minutes of an August 18, 2009 board meeting that referenced the NEO option grants were inaccurate in that they incorrectly stated that the Board (i) reviewed and approved schedules of stock option grants to be awarded to Mr. Chase, Mr. Sakai and to other Company employees (although the Board had been informed of the aggregate number of options awarded to Company employees); and (ii) modified the 2000 Stock Plan to remove the Grant Limitation.  The investigation concluded that Mr. Sakai was partially responsible for the inaccurate minutes because:  (i) he did not distribute schedules of the employee and NEO grants to Board members when he sought their approval of the minutes; and (ii) although revisions containing inaccurate information were made to the minutes after the Board approved them, he failed to distribute those minutes to Board members, or obtain their approval, after the revisions were made.

The third allegation suggested that inaccurate statements may have been made in public disclosures regarding certain of the Company’s products by Mr. Chase.  The investigation concluded that certain statements made publicly by Mr. Chase were potentially misleading or inaccurate.  The first statement was made during an earnings call in October 2010 when Mr. Chase was asked, with respect to AccessMyDevice, “[w]ho would be your competitors?”  Mr. Chase responded that “[a]s far as I know, there’s nobody in the market offering anything like AccessMyDevice.”  The investigation determined that this statement was potentially misleading and inaccurate because Company personnel had informed Mr. Chase of the existence of certain competitive products for AccessMyDevice prior to October 2010.  The second finding related to a statement by Mr. Chase on an earnings call in February 2011.  During the call, while addressing AccessMyDevice’s “value proposition” to the marketplace, Mr. Chase stated that a certain customer had ordered and was using AccessMyDevice on a subscription basis, when in fact, neither that customer nor any other customer had purchased AccessMyDevice on a subscription basis.  The investigation also concluded that Mr. Chase’s statement during a September 2010 earnings call that “[w]e believe the substantial savings in time and money to our customers through AccessMyDevice.com will be game changing,”  while constituting puffery, may have inaccurately portrayed AccessMyDevice.

In addition, the investigation concluded that, in December 2010, Mr. Chase and Mr. Sakai provided the Board with a revenue forecast for AccessMyDevice that lacked a reasonable basis.  This forecast was never publicly disclosed.

A fourth allegation stated that a culture within the Company and a “tone at the top” may have been fostered to suppress communication among employees, management and the Board.  The investigation did not identify any improper prevailing “tone at the top” issues.

In response to the investigation, the Board has approved, and directed management to implement, a series of remediation measures to revise and augment processes and controls relating to its outside director travel and expense reimbursement policy, stock-option granting procedures, whistleblower policies, and the review and dissemination of public statements.

The Company’s total expenses relating to the investigation are estimated to be from $2.2 million to $2.5 million.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
10.1	Separation Agreement between the Company and Jerry D. Chase, dated June 22, 2011.
10.2	Separation Agreement between the Company and Reagan Y. Sakai, dated June 23, 2011.
17.1	Letter from Jerry D. Chase dated June 23, 2011.
17.2	Resignation Notice from Larry Sanders dated June 23, 2011.

1  The Company reported in its Form 10-Q for the quarter ended September 30, 2009 that these grant amounts were subsequently adjusted to be exercisable for 460,346 shares of Common Stock (76,724 shares on a post-split basis) for Mr. Chase and 266,404 shares of Common Stock (44,401 shares on a post-split basis) for Mr. Sakai.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2011	LANTRONIX, INC., a Delaware corporation

By:	/s/ Larry Sanders
Larry Sanders Chairman of the Board of Directors